EMPLOYMENT AGREEMENT

         AGREEMENT made and entered into on the 9th day of April , 1999, by and between SIEBERT FINANCIAL CORP., a New York corporation with an office in New York, New York (the "Company"), and DAN JACOBSON, a resident of the State of New York ("Mr. Jacobson").

         1. EMPLOYMENT. The Company will employ Mr. Jacobson, and Mr. Jacobson will be employed by the Company, upon the terms and conditions set forth in this Agreement.

         2. TERM OF EMPLOYMENT. The term of Mr. Jacobson's employment under this Agreement will begin on the date hereof and will continue through April 30, 2002. On each May 1 (beginning with May 1, 2000) prior to the termination of Mr. Jacobson's employment under Section 7, the term will be extended by one additional year.

         3. POSITION, DUTIES AND RESPONSIBILITIES. On May 3, 1999, Mr. Jacobson will begin serving as a full-time senior executive officer of the Company with the title of Vice-Chair. As soon as practicable after the date hereof, Mr. Jacobson will be appointed to serve as a member of the Company's Board of Directors ("Board"). Mr. Jacobson will report directly to, and will perform such duties consistent with his position as are assigned to him by and at the discretion of, the Company's Chair or the Board. The duties to be assigned to Mr. Jacobson under this Agreement may cover any aspect of the Company's business, including, for example, matters relating to acquisitions, contract negotiation, operations planning and structure, strategic planning for Internet, general business coordination, management, coordination and prioritization of projects, administrative supervision, business and financial reporting, and compensation planning and negotiation. Mr. Jacobson's compensation will be subject to annual review by the Compensation Committee of the Board. At the request of the Chair or the Board, Mr. Jacobson will serve as a member of the Executive Committee of the Board, and as an officer and director of the Company's subsidiaries and other affiliates without additional compensation. Mr. Jacobson will be a full-time employee of the Company; however, subject to Company policies and industry standards, Mr. Jacobson may engage in incidental personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with his obligations to, or his ability to perform the duties of his employment by, the Company hereunder.

         4. ANNUAL COMPENSATION. The Company will pay salary to Mr. Jacobson at an annual rate of $185,000 in accordance with its regular payroll practices. The Board, acting in its discretion, may award bonuses to Mr. Jacobson, applying standards substantially similar to those used with respect to other senior officers of the Company (other than the Chair). Mr. Jacobson's compensation will be subject to annual review by the Compensation Committee of the Board pursuant to paragraph 3 above. The Board may increase (but may not decrease) the annual rate of Mr. Jacobson's salary in effect at any time.

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         5. EMPLOYEE  BENEFITS.  Mr. Jacobson will be entitled to participate in such qualified and nonqualified employee pension plans, stock option or other equity compensation plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its senior executive employees generally. Mr. Jacobson will be entitled to receive a special stock option grant under the Company's 1997 Stock Option Plan for 20,000 shares of Company common stock, vesting in 20% increments at the end of each of the first five years following the date hereof, at the current fair market value exercise price prescribed by said Stock Option Plan. A stock option agreement evidencing the 20,000 share option grant, substantially in the form that is customarily used under the Company's stock option plan, will be presented to Mr. Jacobson promptly after the execution of this Agreement.

         6. REIMBURSEMENT OF BUSINESS EXPENSES. Mr. Jacobson is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company's expense reimbursement policies applicable to senior executive officers generally.

         7.   TERMINATION OF EMPLOYMENT.

         (a) DEATH. If Mr. Jacobson's employment with the Company terminates before the end of the term by reason of his death, then, as soon as practicable thereafter, the Company will pay to his estate an amount equal to his "Accrued Compensation" (defined below). For the purposes of this Agreement, the term "Accrued Compensation" means, as of any date, the amount of any unpaid salary earned by Mr. Jacobson through that date, plus any additional amounts and/or benefits payable in accordance with the provisions of any employee plan, program or arrangement under which Mr. Jacobson is covered immediately prior to his death.

         (b) DISABILITY. If the Company terminates Mr. Jacobson's employment by reason of Mr. Jacobson's "disability" (defined below), then Mr. Jacobson will be entitled to (1) his Accrued Compensation through his employment termination date, (2) continuing salary payments for one year, reduced by the amount, if any, of long term disability income payments to which Mr. Jacobson becomes entitled, and (3) continuing participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the termination of his employment for a period of at least one year after such termination or, if longer, for the balance remaining in the then current term of this Agreement at the time of such termination of employment, and, thereafter, for such additional continuation period as may be available under COBRA. For purposes of this Agreement, the term "disability" shall have the same meaning ascribed thereto for purposes of the Company's long term disability plan or, if there is no such plan, the inability of Mr. Jacobson to substantially perform the customary duties of his employment for the Company for a period of at least 120 consecutive days by reason of a physical or mental incapacity which is expected to last indefinitely, or result in death.

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         (c)  TERMINATION  BY THE COMPANY FOR CAUSE OR VOLUNTARY  TERMINATION BY
MR. JACOBSON. If the Company terminates Mr. Jacobson's employment for "Cause" (defined below) or if Mr. Jacobson terminates his employment voluntarily, then, in either of such events, Mr. Jacobson will be entitled to receive his Accrued Compensation through the date his employment terminates, and nothing more. For the purposes hereof, the term "Cause"means (1) the commission of an act of dishonesty or other misconduct for substantial personal enrichment to the material detriment or expense of the Company or any of its affiliates, (2) the commission of a felony or other indictable offense involving fraud, dishonesty, deceit, theft embezzlement, obtaining property under false pretenses or similar acts of misconduct, (3) a willful violation of Company policy which is not remedied or discontinued within 30 days' written notice thereof by the Company,
(4) an act which causes substantial harm to the ability of the Company or of any of its affiliates to conduct its business by reason of Mr. Jacobson's being named as a defendant in an injunctive action brought by a regulatory agency alleging violation of applicable securities law, (5) any other willful conduct or misconduct which causes substantial harm to the reputation or business of the Company or any of its affiliates, or (6) wilful and repeated failure or refusal by Mr. Jacobson to carry out the duties and responsibilities of his employment which, if curable, is not cured within 30 days after receipt of written notice by the Company.

         (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. If Mr. Jacobson's employment is terminated by the Company without Cause, then Mr. Jacobson will be entitled to receive (1) Accrued Compensation through the termination date; (2) continued salary for the Severance Term (defined below) at his annual rate of salary in effect immediately prior to the termination date; and (3) continued participation in the Company's group health plan(s) during the Severance Period or cash payments equal to the premium cost of such coverage if and to the extent he cannot be covered under the Company's plan by reason of his no longer being an active employee, subject to such additional continuation coverage as may be available under COBRA. For the purposes hereof, the term Severance Period means three years if Mr. Jacobson's employment ends within two years from the date hereof, two years if Mr. Jacobson's employment ends more than two but not more than four years from the date hereof, and one year if Mr. Jacobson's employment ends more than four years from the date hereof.

         (e) CHANGE IN CONTROL. A voluntary termination of employment by Mr. Jacobson will be deemed to be a termination of Mr. Jacobson's employment by the Company without Cause for the purposes of this Agreement if such voluntary termination occurs within six months after the occurrence of a Change in Control (as defined below). For the purposes hereof, the term "Change in Control" means any transaction or series of related transactions which, upon consummation, results in a change of ownership, directly or indirectly, of more than 50% of the voting control and value of the Company and its businesses and in Ms. Muriel Siebert's not serving as the Chair or a co-Chair of the Company. Transfers of Company stock by the Chair to one or more entities controlled by her or to members of her family (or trusts for the benefit of any members of her family) or to the Muriel F. Siebert Foundation will be disregarded in determining whether a Change in Control has occurred.

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         (e)  MITIGATION.  In the  event of the  termination  of Mr.  Jacobson's employment by the Company without Cause, Mr. Jacobson shall be under no obligation to seek other employment in order to mitigate the Company's obligations under subparagraph (d) of this paragraph 7; provided, however, that amounts due Mr. Jacobson under said subparagraph (d) shall be offset by any remuneration attributable to any subsequent employment that Mr. Jacobson may obtain.

         8.       RESTRICTIVE COVENANTS.

                  (a) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Mr. Jacobson acknowledges that, during the course of his employment hereunder, he will have access to confidential and proprietary information, documents and other materials relating to the Company which are not generally known to persons outside the Company (whether conceived or developed by Mr. Jacobson or others) and confidential information, documents and other materials entrusted to the Company by third parties, including, without limitation, financial information, trade secrets, techniques, know-how, marketing and other business plans, customer lists, data, strategies and forecasts, and the substance of arrangements and agreements with customers, suppliers and others (collectively, "Confidential Information"). Information known by Mr. Jacobson prior to his employment with the Company will not be considered to be Confidential Information hereunder. Any Confidential Information conceived or developed by Mr. Jacobson during the period of his employment will be the exclusive property of the Company. Except as specifically authorized by the Company, Mr. Jacobson will not (during or after his employment hereunder) disclose Confidential Information to any third person, firm or entity or use Confidential Information for his own purposes or for the benefit of any third person, firm or entity other than (1) as may be legally required in response to any summons, order or subpoena issued by a court or governmental agency, or (2) Confidential Information which is or becomes available to the general public through no act or failure to act by Mr. Jacobson.

                  (b) COMPANY DOCUMENTS. Upon the termination of his employment, Mr. Jacobson will deliver to the Company all documents in whatever form and other tangible property containing Confidential Information which are then in his possession or control.

                  (c) NON-SOLICITATION. During employment and for a period of one year after the termination of his employment, Mr. Jacobson will not, directly or indirectly, solicit, induce or otherwise attempt to influence any employee of the Company or any subsidiary or other affiliate thereof to leave employment therewith.

                  (d) REMEDIES. Mr. Jacobson acknowledges and agrees that damages in an action at law for breach of any of the provisions of this Section will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Company, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of this Section, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond.

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                  (e)  SURVIVAL.  The  obligations  set forth in this  Section 8 shall survive the termination of Mr. Jacobson's employment.

         9. LITIGATION ASSISTANCE. Mr. Jacobson will cooperate with the Company, during the term of his employment and thereafter (including following Mr. Jacobson's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested; PROVIDED, HOWEVER, that the same does not materially interfere with his then current professional activities. The Company will reimburse Mr. Jacobson, on an after-tax basis, for all expenses reasonably incurred by him in connection with his provision of testimony or assistance.

         10. INDEMNIFICATION. To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will indemnify, defend and hold Mr. Jacobson harmless from and against any claim, liability or expense (including reasonable attorneys' fees) made against or incurred by Mr. Jacobson as a result of his employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company.

         11. ASSIGNMENT; BINDING NATURE. The services and duties to be performed by Mr. Jacobson hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Mr. Jacobson and his heirs and representatives.

         12. NO IMPEDIMENT TO AGREEMENT. Mr. Jacobson covenants that he is not, as of the date hereof, and will not be, during the period of his employment hereunder, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any other restrictive covenant or confidentiality agreement, and is not aware of any other circumstance or condition (legal, health or otherwise) which would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties and responsibilities of his employment hereunder. Mr. Jacobson will comply with any applicable registration or other regulatory requirements that may be imposed in connection with the performance of his duties under this Agreement.

         13. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Mr. Jacobson and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the

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other party of any  condition  or provision  contained  in this  Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Mr. Jacobson or an authorized officer of the Company, as the case may be.

         14. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Mr. Jacobson's employment to the extent necessary to the intended preservation of such rights and obligations.

         16. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of [New York] without reference to principles of conflict of laws.

         17. NOTICES. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or express mail to the recipient at his or its last known address.

         18. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                             SIEBERT FINANCIAL CORP.

                                            By: /s/Muriel Siebert
                                                ------------------------------
                                                 Muriel Siebert, Chair

                                            /s/Dan Jacobson
                                            ----------------------------------
                                            Dan Jacobson